UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to section 13 or 15(D) of the Securities Act of 1934

Date of Report (Date of earliest event reported): April 13, 2011

Dynasil Corporation of America

(Exact name of registrant as specified in its charter)

Delaware	22-1734088
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

44 Hunt Street, Watertown, MA 02472

(Address of principal executive offices)

(607)- 272- 3320, ext. 26

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

     On April 18, 2011, Dynasil Corporation of America (“Dynasil” or the “Company”) announced that Steven K. Ruggieri has been named President of Dynasil effective May 17, 2011.  Mr. Ruggieri, age 60, will succeed Craig T. Dunham as President of the Company.  Mr. Dunham, who announced in December of 2010 his intention to retire from his current role as President and CEO, will no longer serve as an executive of the Company, and will continue as a member of the Board of Directors.  The news release announcing these changes is attached as Exhibit 99.1.

     Mr. Ruggieri recently served as Executive Vice President and Chief Operating Officer of Qinetiq North America’s Technology Solutions Group, a provider of research and engineering services and developer of advanced technology products for government and commercial markets, directing all research, product and support group operations.  During his leadership, the business grew from $90M to $400M through product growth from the R&D pipeline and strategic acquisitions.  Prior to Qinetiq’s acquisition of Foster-Miller in 2004, Mr. Ruggieri worked for Foster-Miller for over 20 years in positions of increasing responsibility, concluding with the Senior Vice President of the Power Systems Technology Group.  Mr. Ruggieri is a graduate of Northeastern University with a degree in Mechanical Engineering.

Dynasil and Mr. Ruggieri entered into an Employment Letter dated April 13, 2011 (the “Employment Letter”), which provides that he will begin employment with Dynasil on May 2, 2011 (the “Start Date”) as a non-executive employee prior to assuming the role of President on May 17, 2011.  Under the Employment Letter, Mr. Ruggieri will earn an annual base salary of $275,000 which is subject to periodic review and adjustment.  For fiscal year 2012, Mr. Ruggieri will be eligible for maximum performance-based cash bonus of $75,000 and then beginning with Dynasil’s fiscal year 2013, Mr. Ruggieri will be eligible for an annual performance-based target cash bonus of 40% of base pay. Mr. Ruggieri will also receive a cash bonus of $50,000 payable on the Start Date.

Subject to Board approval, on or near the Start Date, Mr. Ruggieri will be granted a time-vested restricted stock award of 350,000 shares (“Time-Based Grant”) of the Company’s common stock.  This grant will vest in eight increments as follows:

•	25,000 shares will vest on the Start Date;

•	25,000 shares will vest on October 1, 2011;

•	50,000 shares will vest on July 1, 2012;

•	50,000 shares will vest on January 1, 2013;

•	25,000 shares will vest on July 1, 2013;

•	50,000 shares will vest on January 1, 2014;

•	50,000 shares will vest on January 1, 2015; and

•	75,000 shares will vest on January 1, 2016;

provided, that he is employed with the Company continuously through the applicable vesting date. The Time-Based Grant shares are non-transferrable for two years following the applicable vesting dates.  As per the agreement, the Time-Based Grant will vest in full if (i) Mr. Ruggieri is terminated without Cause (as defined in the Employment Letter) or resigns for Good Reason (as defined in the Employment Letter) within twelve months following the date of a Change in Control (as defined in the Employment Letter), (ii) Mr. Ruggieri remains employed with Dynasil through the twelve month anniversary of a Change in Control, or (iii) the Time-Based Grant shares and the rights and obligations pertinent thereto, are not assumed by a successor of Dynasil in connection with a Change in Control.

Mr. Ruggeri’s Employment Letter specifies that his employment is at-will employment.  If Mr. Ruggieri is terminated without Cause or terminates his employment with Good Reason, he will be entitled to a severance payment of (i) three months of base salary plus a payment of prorated earned bonus on the regular bonus payment date if the termination occurs within the first 18 months of employment; or (ii) six months of base salary plus a payment of prorated earned bonus on the regular bonus payment date if the severance occurs after 18 months from his date of employment.  It also provides for continuation of group health and dental benefits for the applicable severance period and that he would be required to execute a separation agreement including a general release in order to receive severance benefits.

Mr. Ruggeri will also be eligible to participate in the Company’s standard employee benefit programs at the corporate office location, including medical, dental, life and disability insurance and participation in a 401K plan.

Mr. Ruggieri is also subject to certain non-solicitation covenants for twelve months following termination of employment and non-competition covenants for six months following termination of employment in accordance with Dynasil’s standard executive arrangements.

The foregoing description is qualified in its entirety by reference to the complete text of the Employment Letter filed as Exhibit 10.1 to this 8-K filing, which is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1    Employment Letter dated April 13, 2011

Exhibit 99.1    Press release, dated April 18, 2011, issued by Dynasil Corporation of America

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNASIL CORPORATION OF AMERICA

Date: April 18, 2011	By:	/s/ Craig T. Dunham
Craig T. Dunham
President and CEO

EXHIBIT INDEX

Exhibit 10.1    Employment Letter dated April 13, 2011

Exhibit 99.1    Press release, dated April 18, 2011, issued by Dynasil Corporation of America